EXHIBIT 99.1

Lexicon United Subsidiary Acquires Debt Portfolio

Thursday June 5, 8:06 am ET

AUSTIN, TX--(MARKET WIRE)--Jun 5, 2008 -- Lexicon United Inc. (OTC BB:LXUN.OB - News), a financial services holding company specializing in collections and credit recovery, announced that its subsidiary, ATN Capital e Participacoes Ltd. ("ATN"), a Brazilian company which specializes in debt recovery, has acquired from Ativos S/A Securitizadora, for an undisclosed amount, a portfolio of distressed debt assets of Banco do Brasil SA with a face value of R$ 498,685,303.94 (approximately US$ 305 million).

Elie Saltoun, the Company's President and CEO, stated, "This portfolio comprises past due and unpaid debt payable by more than 41,000 clients. The acquisition of this portfolio marks the first time ATN has acquired a portfolio of debt assets for its own account as differentiated from acting as a servicing agent for collections on behalf of a third party."

About Lexicon United Inc.:

Lexicon United Inc. is a financial services holding company specializing in collections and credit recovery. ATN, a subsidiary of the Company, is engaged in the business of managing and servicing accounts receivables for large financial institutions in Brazil and acquiring portfolios of debt assets for its own account. Revenues are primarily derived from collections related to distressed debt assets.

Further information regarding ATN can be found at www.atncapital.com.br.

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward- looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Contact:
Andrew Barwicki
Investor Relations
516-662-9461

Source: Lexicon United